Exhibit (a)(1)(F)(ii)
[If Participant HAS NOT exercised any discount option in 2006/2007, please direct them to this screen.]
ATMEL CORPORATION
November 26, 2007
THE OFFER EXPIRES AT 9 P.M., PACIFIC TIME, ON DECEMBER 21, 2007, UNLESS THE OFFER IS EXTENDED
Name:
Employee ID:
Address:
Important: Read the offering documents, this AGREEMENT TO TERMS OF ELECTION/WITHDRAWAL below and the INSTRUCTIONS TO ELECTION/WITHDRAWAL FORM before completing and signing this page
Indicate your decision to tender all of your eligible options with respect to each option grant identified below for amendment by checking all the boxes below. Please note that unless you amend every option grant (by choosing Alternative One or Alternative Two below), some of your eligible options should be subject to the tax consequences of Section 409A (as described in the Offer to Amend). If you choose to decline the Offer, please select the box below indicating “I hereby decline the Offer and elect to not amend my eligible option(s)”; however, your eligible options should be subject to the tax consequences of Section 409A (as described in the Offer to Amend).
AGREEMENT TO TERMS OF ELECTION/WITHDRAWAL

							ALTERNATIVE	ALTERNATIVE
							ONE:	TWO:
					Number of		Delay Ability to	Increase Exercise
	Original	Original	Revised	Revised	Outstanding		Exercise Until a	Price for All
Option	Grant	Grant	Measurement	Grant	Eligible	Expiration	‘Permissible	Eligible Options in
Number	Date	Price	Date	Price	Options	Date	Exercise Event’	the Grant	Do Not Amend
							o Delay exercise	o Reprice	o Do not amend
							o Delay exercise	o Reprice	o Do not amend
							o Delay exercise	o Reprice	o Do not amend
							o Delay exercise	o Reprice	o Do not amend
							o Delay exercise	o Reprice	o Do not amend
							o Delay exercise	o Reprice	o Do not amend

     IF YOU CHOOSE NOT TO PARTICIPATE, YOU AGREE TO ALL TERMS BELOW
     If you do not want to participate in the Offer, please indicate your election to decline or withdraw from the Offer by checking the box below.
☐	I hereby decline the Offer and elect to not amend my eligible option(s).
For Option Number: [INSERT OPTION GRANT NUMBER(s)]
     You may change your election to decline or withdraw from the Offer by submitting a properly completed and signed Election/Withdrawal Form prior to the expiration date which will be 9:00 p.m., Pacific Time, December 21, 2007, unless we extend the Offer.
     If you have read the above referenced important documents describing the Offer and have come to the conclusion that you do not wish to participate, please indicate your withdrawal by checking the box above. We remind you that the choice not to participate should expose you to the adverse tax consequences of Section 409A. Your choice not to participate may be changed up until 9 p.m. Pacific Time on December 21, 2007, the expiration date of the Offer, by re-logging in to this website and completing the Election/Withdrawal Form according to the procedures detailed above.
     I understand that neither Atmel Corporation nor the Board of Directors of Atmel Corporation is making any recommendation as to whether I should amend or refrain from amending my eligible option(s), and that I must make my own decision whether to tender my eligible option(s), taking into account my own personal circumstances and preferences. I understand that the amended option(s) may decline in value when I decide to exercise such option(s). I further understand that past and current market prices of Atmel Corporation common stock may provide little or no basis for predicting what the market price of Atmel Corporation common stock will be when Atmel Corporation amends my tendered eligible option(s) or at any other time in the future.
     Please read the offering documents, this ELECTION/WITHDRAWAL FORM, the AGREEMENT TO TERMS OF ELECTION/WITHDRAWAL, and the INSTRUCTIONS TO ELECTION/WITHDRAWAL FORM.

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